Exhibit 99.1

TOYS “R” US PROPERTY COMPANY I, LLC

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED

JANUARY 30, 2010, JANUARY 31, 2009 AND FEBRUARY 2, 2008

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Member of

Toys “R” Us Property Company I, LLC:

We have audited the accompanying consolidated balance sheets of Toys “R” Us Property Company I, LLC and subsidiaries (formerly known as TRU 2005 RE Holdings Co. I, LLC) (the “Company”) as of January 30, 2010 and January 31, 2009, and the related consolidated statements of operations, changes in member’s capital (deficit) and cash flows for each of the three fiscal years in the period ended January 30, 2010. Our audits also included the financial statement schedule listed in the table of contents. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 30, 2010 and January 31, 2009, and the results of their operations and their cash flows for each of the three years in the period ended January 30, 2010 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

New York, New York
April 30, 2010

Item 1. Financial Statements

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands )	January 30, 2010	January 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$25,037	$330
Net properties held for sale	1,240	3,068
Due from affiliates, net	1,956	1,523

Total current assets	28,233	4,921

Real Estate, Net:
Land	285,391	306,325
Buildings, net	533,688	577,178
Leasehold improvements, net	148,246	181,386

Total real estate, net	967,325	1,064,889

Restricted cash	—	112,775
Straight-line rent receivable from affiliates	69,015	52,052
Debt issuance costs	21,400	10,233
Other assets	344	507

	$1,086,317	$1,245,377

LIABILITIES AND MEMBER'S CAPITAL (DEFICIT)
Current Liabilities:
Accrued interest and other current liabilities	$5,344	$3,868
Current portion of long-term debt	—	65,000
Deferred third party rent liabilities	422	897
Deferred related party revenue	465	14,181

Total current liabilities	6,231	83,946

Long-term debt	926,444	1,235,000
Deferred third party rent liabilities	91,321	93,675
Other non-current liabilities	28	28

Member’s capital (deficit)	62,293	(167,272)

	$1,086,317	$1,245,377

See Notes to the Consolidated Financial Statements.

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Years Ended
(In thousands )	January 30, 2010	January 31, 2009	February 2, 2008
Rental revenues:
Base rents	$235,750	$219,556	$217,707
Tenant reimbursements	42,799	39,800	37,724

Total revenues	278,549	259,356	255,431

Depreciation	37,080	36,742	37,249
Rental expense	48,328	47,266	47,281
Common area maintenance expenses	42,799	39,800	37,724
Other operating expenses	8,433	7,333	5,399

Total operating expenses	136,640	131,141	127,653

Operating earnings	141,909	128,215	127,778
Interest expense, net	88,313	71,445	99,723

Earnings from continuing operations	53,596	56,770	28,055
Earnings from discontinued operations	3,621	4,492	2,715

Net earnings	$57,217	$61,262	$30,770

See Notes to the Consolidated Financial Statements.

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended
(In thousands )	January 30, 2010	January 31, 2009	February 2, 2008
Cash Flows from Operating Activities:
Net earnings	$57,217	$61,262	$30,770
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	38,338	41,945	41,682
Amortization and write-off of debt issuance costs	11,832	4,024	3,799
Other non-cash charges	1,464	3,953	115
Changes in operating assets and liabilities:
Accrued interest and other current liabilities	1,451	3,400	(320)
Due from affiliates, net	(433)	15,121	2,714
Straight-line rent assets and deferred third party rent liabilities	(17,878)	(14,042)	(11,079)
Deferred related party revenue	(13,716)	973	528
Other assets	163	482	127

Net cash provided by operating activities	78,438	117,118	68,336

Cash Flows from Investing Activities:
Proceeds from sale of fixed assets	54	—	—
Sales of net assets to affiliates at carrying values	58,800	—	—
Decrease (Increase) in restricted cash, net	112,775	(14,186)	—

Net cash provided by (used in) investing activities	171,629	(14,186)	—

Cash Flows from Financing Activities:
Long-term debt borrowings	925,291	—	—
Long-term debt repayments	(1,300,000)	—	—
Capital contributions	141,920	—	—
Amounts received in excess of carrying values of net assets sold	65,634	—	—
Distributions	(35,206)	(99,415)	(68,259)
Capitalized debt issuance/extension fees	(22,999)	(3,371)	—

Net cash used in financing activities	(225,360)	(102,786)	(68,259)

Cash and Cash equivalents:
Net increase during period	24,707	146	77
Cash and cash equivalents at beginning of period	330	184	107

Cash and cash equivalents at end of period	$25,037	$330	$184

Supplemental Disclosure of Cash Flow Information:
Interest paid	$76,518	$69,410	$108,236

See Notes to the Consolidated Financial Statements.

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S CAPITAL (DEFICIT)

(In thousands)	Member’s Capital (Deficit)	Accumulated Other Comprehensive Loss	Total Member’s Capital (Deficit)
Balance, February 3, 2007	$(92,468)	$(685)	$(93,153)
Net earnings for the period	30,770	—	30,770
Reclassification of unrealized losses on hedged transactions	—	101	101

Total comprehensive income			30,871
Capital contribution of properties	838	—	838
Distributions	(68,259)	—	(68,259)

Balance, February 2, 2008	$(129,119)	$(584)	$(129,703)
Net earnings for the period	61,262	—	61,262
Reclassification of unrealized losses on hedged transactions	—	584	584

Total comprehensive income			61,846
Distributions	(99,415)	—	(99,415)

Balance, January 31, 2009	$(167,272)	$—	$(167,272)
Net earnings for the period	57,217	—	57,217

Total comprehensive income			57,217
Capital contributions	141,920	—	141,920
Capital contribution in connection with the sale of properties	65,634	—	65,634
Distributions	(35,206)	—	(35,206)

Balance, January 30, 2010	$62,293	$—	$62,293

See Notes to the Consolidated Financial Statements.

TOYS “R” US PROPERTY COMPANY I, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Organization

As used herein the “Company,” “we,” “us,” or “our” means Toys “R” Us Property Company I, LLC (formerly known as TRU 2005 RE Holdings Co. I, LLC (“TRU Propco I”)) and its subsidiaries, a Delaware limited liability company. TRU Propco I was formed on September 15, 2005 as part of a legal reorganization of the businesses of Toys “R” Us, Inc. (“TRU”). TRU owns, licenses or franchises Toys “R” Us and Babies “R” Us stores in the United States and foreign countries. We are indirectly owned by TRU through our holding company, Wayne Real Estate Holding Company, LLC (“Wayne Holdings”), a direct wholly-owned subsidiary of TRU. The Company is one reportable segment.

In connection with this reorganization, the Company received, as contributions from Wayne Holdings, 100% ownership interests in Wayne Real Estate Company LLC (“Wayne Real Estate”), which was formed on May 27, 2005, and MAP Real Estate LLC, which was formed on July 7, 2005, and we acquired from our affiliates 100% ownership interests in TRU 2005 RE I, LLC, which was formed on September 15, 2005, and TRU 2005 RE II Trust, which was formed on November 28, 2005. Each of these entities became a wholly-owned subsidiary of the Company. As the reorganization was between entities under common control, the net assets transferred were recorded at their historical costs.

Through our wholly-owned subsidiaries, we own or lease 359 properties in the United States, which are leased or sub-leased by us to an affiliated entity and various third-party tenants. Our business consists solely of the ownership and leasing of these properties to Toys “R” Us – Delaware (“Toys-Delaware”) and various third parties.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. We eliminate all inter-company balances and transactions.

Fiscal Year

Our fiscal year ends on the Saturday nearest to January 31. Unless otherwise stated, references to years in this report relate to the fiscal years ended below:

Fiscal Years	Number of Weeks	Ended
2009	52	January 30, 2010
2008	52	January 31, 2009
2007	52	February 2, 2008

Use of Estimates

The preparation of our Consolidated Financial Statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the Consolidated Financial Statements and during the applicable periods. We base these estimates on historical experience and other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates and such differences could have a material impact on our Consolidated Financial Statements.

Cash and Cash Equivalents

We consider our highly liquid investments with original maturities of three months or less at acquisition to be cash equivalents.

Restricted Cash

Restricted cash represents collateral for certain property financings we entered into during fiscal 2005 and other cash that is restricted from withdrawal. As of January 30, 2010 and January 31, 2009, we had restricted cash of $0 and approximately $113 million, respectively. We are no longer required to hold restricted cash under our $950 million aggregate principal amount of senior unsecured 10.75% notes due 2017 (the “Notes”).

Real Estate, Net

We record depreciation using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the respective leases, if applicable, which for Buildings is 50 years and for Buildings on Ground Leases is the lesser of the lease term or 50 years, and for Leasehold improvements is the lesser of the lease term or 25 years.

Impairment of Long-Lived Assets

We evaluate the carrying value of all long-lived assets, which include land and buildings, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC Topic 360 (“ASC 360”), formerly SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This evaluation requires management to make judgments relating to an estimate of undiscounted future cash flows to determine whether an asset group is recoverable. If a long-lived asset group is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and its fair value. We estimate the fair value of an asset group using a valuation method such as discounted cash flows or market-based approach. There were no impairment charges in fiscals 2009, 2008 and 2007.

Rental Revenues

Base rental revenues are recognized on a straight-line basis over the non-cancelable terms of the related leases. Differences between rental revenues recognized and amounts due per the respective lease agreements are recorded on our Consolidated Balance Sheets as straight-line rent receivable from affiliate and third-party tenants. Tenant reimbursements for taxes, insurance and other operating expenses are billed and recognized as revenues in the period the applicable costs are incurred.

Debt Issuance Costs

We defer debt issuance costs and amortize such costs into Interest expense over the term of the related debt facility. Debt issuance costs amortized to Interest expense were approximately $12 million, $4 million and $4 million for fiscals 2009, 2008 and 2007, respectively. Unamortized amounts at January 30, 2010 and January 31, 2009, were approximately $21 million and $10 million, respectively. Amortized amounts for fiscal 2009 include the write off of deferred financing costs of approximately $8 million related to the repayment of outstanding debt under our unsecured credit agreement.

Deferred Rent

We recognize fixed minimum rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease starting at the date of possession, including the build-out period, and record the difference between the recognized rental expense and amounts payable under the leases as deferred rent liability. Deferred rent liabilities are recorded in our Consolidated Balance Sheets in the total amounts of $92 million and $95 million at January 30, 2010 and January 31, 2009, respectively. Landlord incentives and abatements received are included in Deferred rent liabilities and amortized over the term of the lease.

Leases for Lessee only

We lease store locations and land used in our operations. We account for our leases under the provisions of ASC Topic 840, formerly SFAS No. 13, “Accounting for Leases,” and subsequent amendments, which require that leases be evaluated and classified as operating or capital leases for financial reporting purposes.

Operating leases are recorded on a straight-line basis over the lease term. At the inception of a lease, we determine the lease term by assuming the exercise of renewal options that are reasonably assured if a significant economic penalty exists for not exercising such options. Renewal options are exercised at our sole discretion. The expected lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense. Additionally, the useful life of buildings and leasehold improvements are limited by the expected lease term. Refer to Note 3 entitled “LEASES” for further details.

Financial Instruments

We have entered into derivative financial arrangements such as interest rate swaps and interest rate caps to hedge interest rate risk associated with our long-term debt. We account for derivative financial instruments in accordance with ASC Topic 815 (“ASC 815”), formerly SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, and record the fair values of these instruments within our Consolidated Balance Sheets as Other assets and Other non-current liabilities. ASC 815 defines requirements for designation and documentation of hedging relationships, as well as ongoing effectiveness assessments, which must be met in order to qualify for hedge accounting. We record the changes in fair value of derivative instruments which do not qualify for hedge accounting to Interest expense, net in our Consolidated Statements of Operations. If we determine that we do qualify for hedge accounting treatment, the following is a summary of the impact on our Consolidated Financial Statements:

•

For designated cash flow hedges, the effective portion of the changes in the fair value of derivatives are recorded in Accumulated other comprehensive loss and subsequently recorded in the Consolidated Statements of Operations at the time the hedged item affects earnings.

•

For designated cash flow hedges, the ineffective portion of a hedged derivative instrument’s change in fair value is immediately recognized in Interest expense, net in the Consolidated Statements of Operations.

During fiscals 2009 and 2008, we did not have any designated fair value hedges. Refer to Note 7 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for more information related to our accounting for derivative financial instruments. We did not have significant credit risk related to our financial instruments at January 30, 2010 and January 31, 2009.

Fair Value Measurements

On February 1, 2009 and February 3, 2008, we adopted ASC Topic 820 (“ASC 820”), formerly SFAS No. 157, “Fair Value Measurements” for nonfinancial assets and liabilities and financial assets and liabilities, respectively. ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). ASC 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances. The adoption of ASC 820 did not have an impact on our Consolidated Financial Statements.

Income Taxes

The Company is a disregarded entity for income tax purposes and, accordingly, the taxable income or loss of the Company is reported in the income tax returns of TRU. No tax provision is recognized in the accompanying Consolidated Financial Statements.

NOTE 2 – REAL ESTATE, NET

(In thousands)	January 30, 2010	January 31, 2009
Land	$285,391	$306,325
Buildings	764,172	807,857
Leasehold improvements	417,424	450,499

	1,466,987	1,564,681
Less: accumulated depreciation	(499,662)	(499,792)

Total	$967,325	$1,064,889

Net properties held for sale

Assets held for sale represent assets owned by us that our management has committed to sell in the near term. The following assets are classified as held for sale:

(In thousands )	January 30, 2010	January 31, 2009
Land	$1,021	$2,708
Buildings	1,504	965
Leasehold improvements	65	399

	2,590	4,072
Less: accumulated depreciation	(1,350)	(1,004)

Total	$1,240	$3,068

All properties held for sale were written down to their respective fair values less cost to sell, which included a write-down on one property of approximately $3.0 million in fiscal 2008, which was recorded in Other operating expenses.

NOTE 3 – LEASES

As lessor

Our operations consist of leasing or subleasing properties primarily to our affiliate, Toys-Delaware, under a master lease agreement.

Prior to July 9, 2009, we leased our retail properties under a non-cancelable master operating lease (the “Master Lease Agreement”) with Toys-Delaware, of which the underlying leases expired in various years through fiscal 2020.

On July 9, 2009, we entered into an Amended and Restated Master Lease Agreement (the “TRU Propco I Master Lease”) with Toys-Delaware under which the previous Master Lease Agreement was amended and restated. Among other changes from the previous Master Lease Agreement, the term of the TRU Propco I Master Lease was extended through June 30, 2029, except with respect to any property that is ground or space leased from a third party landlord to the Company with a term expiring prior to such date. In addition, we sold 11 owned properties, including properties classified as held for sale, and transferred the leasehold interests in 14 leased properties (collectively, the “Transferred Properties”) to Toys-Delaware. The Transferred Properties were subject to the previous agreement, and as such, have been excluded from the TRU Propco I Master Lease. Effective July 9, 2009, base rents under the TRU Propco I Master Lease increased to approximately $173 million and are scheduled to increase by 10% on July 1, 2014, July 1, 2019 and July 1, 2024.

In addition to base rents, the master lease agreements typically provide for tenant reimbursements of specific property operating expenses and real estate taxes. Pursuant to the master lease agreements, we are also entitled to certain third party sublease payments that are collected by Toys-Delaware on our retail properties. During fiscals 2009, 2008 and 2007, we recorded $3 million, $4 million and $5 million, respectively, of third party sublease income as Base rents in our Consolidated Statements of Operations.

Future base rents to be received by us under the TRU Propco I Master Lease as of January 30, 2010 are disclosed in the table below, which reflects the impact of the amendment and restatement of the TRU Propco I Master Lease referred to above:

(In thousands)	Future Related Party Base Rents	Future Third Party Base Rents	Total Future Base Rents
2010	$214,749	$3,917	$218,666
2011	203,647	3,295	206,942
2012	188,047	2,669	190,716
2013	173,452	2,161	175,613
2014	167,548	1,517	169,065
2015 and subsequent	2,054,458	3,077	2,057,535

Total	$3,001,901	$16,636	$3,018,537

Retail properties leased to Toys-Delaware consist of locations which are owned outright by us (“Owned Locations”); locations which have buildings that are owned by us and land which is controlled through a ground lease with an unrelated third party (“Ground Lease Locations”); and locations that are controlled through straight leases for land and building which we lease from unrelated third parties (“Straight Lease Locations”). For Owned Locations, the Master Lease Agreement contains predetermined fixed escalations of the minimum rentals on July 1, 2014, July 1, 2019 and July 1, 2024. For Ground Lease and Straight Lease Locations, the base rents consist of a net lease payment plus the rent on the underlying ground lease or straight lease with the third party. In addition, the predetermined fixed escalations are applied separately to these locations. The net lease payments for ground and straight leases have fixed escalations on July 1, 2014, July 1, 2019 and July 1, 2024 pursuant to the TRU Propco I Master Lease. The escalation for the underlying ground and straight leases occurs as provided in each of the respective lease agreements. For substantially all of the Ground Lease and Straight Lease Locations, the lessee has a unilateral right to have us take the renewal option at the time the initial underlying lease term expires. Current Deferred related party revenue was approximately $0.5 million and $14 million at January 30, 2010 and January 31, 2009, respectively.

TRU Propco I Master Lease includes early termination options, which can be exercised by Toys-Delaware under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

As lessee

Our minimum rental commitments under non-cancelable operating leases with unaffiliated third parties having a term of more than one year as of January 30, 2010 are as follows:

(In thousands)	Future Minimum Rentals
2010	$43,091
2011	38,676
2012	33,032
2013	27,330
2014	21,621
2015 and subsequent	58,059

Total	$221,809

Deferred rent liabilities are recorded in our Consolidated Balance Sheets in the total amount of $92 million and $95 million at January 30, 2010 and January 31, 2009, respectively.

Substantially all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases include early termination options, which can be exercised by us under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

Lease payments that depend on factors that are not measurable at the inception of the lease, such as future sales volume, are contingent rentals and are excluded from minimum lease payments and included in the determination of total rental expense when it is probable that the expense has been incurred and the amount is reasonably estimable. Contingent rent expense was $1 million for each of fiscals 2009, 2008 and 2007 and is reimbursed by Toys-Delaware. Future payments for real estate taxes, maintenance and insurance to which we are obligated are excluded from minimum lease payments and accrued when incurred. Tenant allowances received upon entering into certain store leases are recognized on a straight-line basis as a reduction to rent expense over the lease term.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

We, along with TRU, are subject to various claims and contingencies related to lawsuits and real estate taxes, as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. Refer to Note 3 entitled “LEASES” for minimum rental commitments under non-cancelable operating leases having a term of more than one year as of January 30, 2010.

TRU self-insures a substantial portion of our property insurance risks, in addition to third party insurance coverage. Accordingly, TRU bills Toys-Delaware, which leases our retail properties, for our share of the insurance costs. As such, any property losses incurred by us would be reimbursed by Toys-Delaware.

NOTE 5 – DISCONTINUED OPERATIONS

On July 9, 2009, we sold the Transferred Properties to Toys-Delaware for $124 million. The carrying amount of the net assets transferred was approximately $59 million. Since this sale occurred between entities under common control, the difference between the cash received and the net assets transferred of approximately $65 million was included in Capital contributions in connection with the sale of properties in the Consolidated Statement of Changes in Members Capital (Deficit) for the fiscal year ended January 30, 2010. We reported the operating results for the Transferred Properties as Earnings from discontinued operations in its Consolidated Statements of Operations for all periods presented.

The following is a summary of the assets and liabilities of the discontinued operations as of the disposal date:

(In thousands )	July 9, 2009

Land	$21,775
Buildings	44,517
Leasehold improvements	29,689

95,981
Less: accumulated depreciation and amortization	(35,267)

Subtotal	60,714
Straight-line rent receivables	5,269

Total assets	$65,983

Deferred third party rent liabilities	7,183

Net assets transferred	$58,800

The operating results of discontinued operations through July 9, 2009 were derived from our historical financial information and have been segregated from continuing operations and reported separately in the Consolidated Statements of Operations for all fiscal years presented. These amounts have been summarized for the fiscal years presented below:

	Fiscal Years Ended
(In thousands)	January 30, 2010	January 31, 2009	February 2, 2008
Total revenues	$10,554	$23,697	$24,190

Earnings from discontinued operations	$3,621	$4,492	$2,715

NOTE 6 – LONG-TERM DEBT

Senior Notes, due 2017 ($926 million at January 30, 2010)

On July 9, 2009, we completed the offering of the Notes. The Notes were issued at a discount of $25 million which resulted in the receipt of proceeds of $925 million. The proceeds of $925 million from the offering of the Notes, together with $138 million of cash contributions from TRU, proceeds of $124 million from the sale of the Transferred Properties to Toys-Delaware, $99 million of restricted cash released from restrictions, and $1 million of cash on hand to repay the outstanding loan balance under our unsecured credit agreement of $1,267 million plus accrued interest of approximately $1 million and fees at closing of approximately $19 million. Total fees paid in connection with the sale of the Notes totaled approximately $23 million and were deferred and will be expensed over the life of the Notes. As a result of the repayment of our unsecured credit agreement, we expensed approximately $8 million of deferred financing costs. While TRU contributed $138 million to assist with the refinancing of our outstanding debt in light of the importance to TRU of the Properties held by us, the Notes are solely the obligation of us and our subsidiaries (the “Guarantors”) and are not guaranteed by TRU or Toys-Delaware. At January 30, 2010, deferred financing expenses recorded for the Notes were $21 million.

The Notes are guaranteed by the Guarantors, jointly and severally, fully and unconditionally, and the indenture governing the Notes contains covenants, including, among other things, covenants that restrict the ability of us and our Guarantors to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments and create liens. The amount of our net assets that were subject to these restrictions was approximately $62 million as of January 30, 2010. The indenture governing the Notes also contains covenants that limit the ability of TRU to cause or permit Toys-Delaware to incur indebtedness or make restricted payments. These covenants are subject to a number of important qualifications and limitations. The Notes may be redeemed, in whole or in part, at any time prior to July 15, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Notes will be redeemable, in whole or in part, at any time on or after July 15, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, we may redeem up to 35% of the Notes before July 15, 2012 with the net cash proceeds from certain equity offerings. Following specified kinds of changes of control with respect to us or TRU, we will be required to offer to purchase the Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to but not including the purchase date. Interest on the Notes is payable in cash semi-annually in arrears through maturity on January 15 and July 15 of each year, commencing on January 15, 2010.

Pursuant to a registration rights agreement that we entered into in connection with the offering of the Notes, we are required to use our reasonable efforts to file a registration statement with the Securities and Exchange Commission to register notes that would have substantially identical terms as the Notes, and consummate an exchange offer for such notes within 365 days after July 9, 2009. In the event we fail to meet the 365-day target or certain other conditions set forth in the registration rights agreement, the annual interest rate on the Notes would increase by 0.25%. The annual interest rate on the Notes would increase by an additional 0.25% for each subsequent 90-day period such target or conditions are not met, up to a maximum increase of 0.50%. On March 9, 2010 we filed Amendment No. 2 to Form S-4, a registration statement under the Securities Act of 1933. As of the date of this filing, this Form S-4 had not been declared effective.

Unsecured credit agreement, due December 8, 2009 ($0 million at January 30, 2010)

On December 9, 2005, we, along with TRU, entered into an unsecured credit agreement with a syndicate of financial institutions, pursuant to which we borrowed $1,300 million. We used a portion of the proceeds, along with capital contributions received from TRU, to acquire the ownership interest in TRU 2005 RE I, LLC and TRU 2005 RE II Trust. The syndicate included affiliates of Kohlberg Kravis Roberts & Co., L.P., an indirect owner of TRU, which owned 6% of the loan amount through July 9, 2009 and as of January 31, 2009. This loan had an interest rate of either 3.00% plus LIBOR or 2.00% plus the higher of (i) 0.50% in excess of the overnight Federal funds rate and (ii) the prime lending rate. Through July 9, 2009 and in fiscal 2008, the loan bore an interest rate of 3.00% plus LIBOR. On July 9, 2009, the outstanding loan balance under our unsecured credit agreement, plus accrued and unpaid interest were repaid in connection with the offering of the Notes described above.

As of January 30, 2010 and January 31, 2009, the carrying value of our debt was $926 million and $1,300 million, respectively, with fair values of $1,052 million and $618 million, respectively. The fair values were estimated using pertinent information available to management as of the end of the respective periods.

NOTE 7 – DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

ASC 815 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recording of all derivatives as either assets or liabilities on the balance sheet measured at estimated fair value and the recognition of the unrealized gains and losses. The changes in fair value of derivatives are recorded in the Consolidated Statements of Operations in Interest expense, unless the derivative is designated as a hedge. In certain defined conditions, a derivative may be specifically designated as a hedge for a particular exposure. The effective portion of a cash flow hedge is recorded to Accumulated other comprehensive loss; the ineffective portion of a cash flow hedge is recorded to Interest expense. The accounting for derivatives depends on the intended use of the derivatives and the resulting designation.

Under the terms of the $1,300 million unsecured credit agreement which was repaid on July 9, 2009, we were required to maintain a 7.50% interest rate cap on the full outstanding principal balance. The cap expired on December 9, 2009. On May 7, 2008 we de-designated the interest rate cap and the remaining nominal amount previously recorded in Accumulated other comprehensive loss was amortized to Interest expense as the hedged items affected earnings.

During fiscals 2008 and 2007, we recorded a nominal loss to Accumulated other comprehensive loss related to the change in the fair value of our interest rate cap which qualified as a cash flow hedge. In fiscal 2008, we reclassified $1 million of losses to Interest expense, net from Accumulated other comprehensive loss. In fiscals 2007, we reclassified less than $1 million of losses to Interest expense, net from Accumulated other comprehensive loss. These reclassifications relate to the allocated time value of the premiums on the options of the interest rate cap.

NOTE 8 – MEMBER’S CAPITAL (DEFICIT)

Wayne Real Estate, a direct wholly owned subsidiary of TRU, is the direct owner of 100% of the limited liability company interest in us. In fiscal 2007, Wayne Real Estate contributed properties with a net asset value of approximately $1 million to us. We evaluate our cash balances on an ongoing basis and periodically distribute cash to TRU. During fiscal 2009, we made cash distributions of $35 million in dividends. During fiscal 2008, we made cash distributions of $61 million and $38 million in dividends and return of capital, respectively. During fiscal 2007, we made cash distributions of $31 million and $37 million in dividends and return of capital, respectively.

Additionally, during fiscal 2009, we received a capital contribution from our indirect parent, TRU, which amounted to $142 million, $138 million of which was used to pay off borrowings under our unsecured credit facility (refer to Note 6 entitled “LONG-TERM DEBT” for further details). Also, during fiscal 2009, we sold properties to affiliates which had a fair value of $124 million and a book value of $59 million. Since this sale occurred between entities under common control, the difference between the cash received and the net assets transferred of approximately $65 million was included in Capital contributions in connection with the sale of properties in the Consolidated Statement of Changes in Members Capital (Deficit) for the fiscal year ended January 30, 2010.

NOTE 9 – ACCUMULATED OTHER COMPREHENSIVE LOSS

During fiscal 2008, the balance of unrealized losses on hedged transactions of $0.6 million was reclassified from Accumulated other comprehensive loss to Interest expense, net as the hedged items affected earnings. During fiscal 2007, Accumulated other comprehensive loss of $0.6 million reflects fluctuations in the fair market value, as well as certain reclassifications on unrealized losses, of our interest rate cap.

NOTE 10 – RELATED PARTY TRANSACTIONS

Rental Revenues

Our rental revenue is derived from payments received under the master lease agreements we have entered into with Toys-Delaware. The master lease agreements provide for Toys-Delaware to reimburse us for property related costs including, among others, real estate taxes and common area maintenance charges. Some of these costs are directly paid by Toys-Delaware and we record such costs both as an expense and a tenant reimbursement. During fiscals 2009, 2008 and 2007, we earned related party Base rent revenues of approximately $242 million, $236 million and $234 million, respectively. In addition, we recorded Tenant reimbursements of approximately $44 million, $43 million and $41 million during fiscals 2009, 2008 and 2007, respectively, under our leasing arrangements with Toys-Delaware. Refer to Note 3 entitled “LEASES” for further details regarding our rental arrangements.

Management Service Fees

Toys-Delaware provides a majority of the centralized corporate functions, including accounting, human resources, legal, tax and treasury services to TRU, other affiliates and us under a Domestic Service Agreement (“Service Agreement”). The costs are based on a formula for each affiliate, as defined in the Service Agreement. The amount charged to us for these services was $5 million in each of fiscals 2009, 2008 and 2007, respectively and are recorded in Other operating expenses.

Transactions with the Sponsors

From time to time, the Sponsors or their affiliates may acquire our debt in open market transactions or through loan syndications. Through July 9, 2009, the Sponsors and their affiliates had held debt issued by the Company. As a result of the completion of the offering of the Notes on July 9, 2009, the Sponsors and their affiliates no longer own a portion of such debt. The interest amounts paid on such debt held by related parties for fiscals 2009, 2008 and 2007 was $2 million, $4 million and $6 million, respectively.

Transactions with Toys - Delaware

We sold the Transferred Properties to Toys-Delaware for $124 million. The carrying amount of the net assets transferred was approximately $59 million. Since this sale occurred between entities under common control, the difference between the cash received and the net assets transferred of approximately $65 million was included in Capital contributions in connection with the sale of properties in the Consolidated Statement of Changes in Members Capital (Deficit) for the fiscal year ended January 30, 2010. We reported the operating results for the Transferred Properties as Earnings from discontinued operations in its Consolidated Statements of Operations for all periods presented. Refer to Note 5 entitled “DISCONTINUED OPERATIONS” for further details.

NOTE 11 – DUE FROM AFFILIATES, NET

As of January 30, 2010 and January 31, 2009, Due from affiliates, net of approximately $2 million and $2 million, respectively, primarily represents Base rents owed to us by Toys-Delaware.

NOTE 12 – RECENT ACCOUNTING PRONOUNCEMENTS

In March 2010, the FASB issued ASU No. 2010-11, “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives” (“ASU 2010-11”). ASU 2010-11 clarifies the only form of embedded credit derivative that is exempt from embedded derivative bifurcation requirements is one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The amendments in this ASU are effective at the beginning of a reporting entity’s first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at the beginning of each entity’s first fiscal quarter beginning after March 5, 2010. We are currently assessing the impact that ASU 2010-11 will have on the Consolidated Financial Statements.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). This ASU provides amendments that will require more robust disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements, and the transfers between Levels 1, 2 and 3. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The adoption of ASU 2010-06 is not expected to have a material impact on the Consolidated Financial Statements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our historical results of operations during the periods presented and our financial condition. This MD&A should be read in conjunction with our Consolidated Financial Statements and the accompanying note, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below. Our MD&A includes the following sections:

EXECUTIVE OVERVIEW provides an overview of our business.

RESULTS OF OPERATIONS provides an analysis of our consolidated results of operations for fiscal 2009 compared with fiscal 2008 and fiscal 2008 compared to fiscal 2007.

LIQUIDITY AND CAPITAL RESOURCES provides an overview of our cash flows, financing and contractual obligations.

CRITICAL ACCOUNTING POLICIES provides a discussion of our accounting policies that require critical judgment, assumptions and estimates.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS provides a brief description of significant accounting standards which were adopted during fiscal 2009, as well as accounting standards which we have not yet been required to implement and may be applicable to our future operations. This section also refers to Note 12 to our Consolidated Financial Statements entitled “RECENT ACCOUNTING PRONOUNCEMENTS.”

All information in this MD&A is presented on a historical basis and reflects results of continuing operations for all periods presented.

EXECUTIVE OVERVIEW

As used herein the “Company,” “we,” “us,” or “our” means Toys “R” Us Property Company I, LLC (formerly known as TRU 2005 RE Holdings Co. I, LLC (“TRU Propco I”)) and its subsidiaries, a Delaware limited liability company. We are a special purpose entity owned indirectly by Toys “R” Us, Inc. (“TRU”). Certain of our wholly-owned special purpose subsidiaries own fee and leasehold interests in 359 properties in various retail markets throughout the United States. Under an operating company/property company structure, we lease the properties on a triple-net basis to Toys “R” Us – Delaware, Inc. (“Toys-Delaware”), the operating entity for all of TRU’s North American businesses. Substantially all of our revenues and cash flows are derived from payments from Toys-Delaware under an Amended and Restated Master Lease Agreement (the “TRU Propco I Master Lease”).

Our primary business operations consist of leasing properties to our affiliate Toys-Delaware, servicing our debt via payments on our debt instruments and, subject to compliance with our debt agreements, distributing cash to our ultimate parent, TRU. Our management does not currently have plans to purchase additional properties. As a result, we do not believe we are subject to risks associated with obtaining financing for individual properties when availability of capital in the marketplace may be limited or may be subject to the overall economic environment.

Substantially all of our cash revenues are subject to fixed increases under the TRU Propco I Master Lease which will expire in 2029. Also, interest payments under our senior unsecured 10.75% notes (“the Notes”) are fixed and the Notes mature in 2017. We believe that cash flows generated from operating activities will be sufficient to make interest payments on the Notes through their maturity in 2017.

Approximately half of our Properties are leased from third parties and as these leases expire, we may need to renew these leases on terms that may not be as favorable as under the expiring lease. However, only six of such leases expire prior to the maturity of the Notes. Also, the TRU Propco I Master Lease allows us to charge common area maintenance expenses and certain other operating expenses costs to Toys-Delaware.

Material Trends and Uncertainties

Our primary source of rental revenue and cash flows is derived from the leasing arrangements we have entered into with Toys-Delaware under the TRU Propco I Master Lease which expires in 2029. We record rental revenue using the straight-line method, which results in recording a consistent rate of revenue over the terms of our lease agreements even when cash rents received increase or decrease over the lease term. We anticipate that rental revenues would be higher in future periods as compared with rental revenues reported for previous periods due to the terms of the TRU Propco I Master Lease. Base rents under the TRU Propco I Master Lease are scheduled to increase by 10% for each property on July 1, 2014, July 1, 2019 and July 1, 2024. Our largest expense is interest expense; the payment and recording of which is fixed over the term of the Notes due in 2017. Interest expense, net will increase in future periods as compared with previously reported amounts due to the issuance of the Notes by us on July 9, 2009, and the repayment of approximately $1.3 billion under our senior unsecured credit agreement, which bore significantly lower variable rates of interest.

RESULTS OF OPERATIONS

Fiscal 2009 Compared with Fiscal 2008

Earnings from Continuing Operations

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Earnings from continuing operations	$53,596	$56,770	$(3,174)	(5.6)%

We generated earnings from continuing operations of $53.6 million in fiscal 2009 compared with $56.8 million in fiscal 2008. Earnings from continuing operations decreased primarily due to an increase of $16.9 million in Interest expense, net and an increase of $5.5 million in Total operating expenses, partially offset by an increase of $19.2 million in Total revenues due to increases in Base rents.

Total Revenues

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Total revenues	$278,549	$259,356	$19,193	7.4%

Total revenues increased by $19.2 million, or 7.4%, to $278.5 million in fiscal 2009 from $259.3 million in fiscal 2008. The increase is primarily due to the increase in Base rents of $16.2 million as a result of our amendment and restatement of our TRU Propco I Master Lease and an increase of $3.0 million related to Tenant reimbursements. See Note 3 to the Consolidated Financial Statements entitled “LEASES” for a description of the amendment and restatement of the TRU Propco I Master Lease Agreement.

Depreciation

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Depreciation	$37,080	$36,742	$338	0.9%

Depreciation increased by $0.3 million, or 0.9%, to $37.1 million in fiscal 2009 compared with $36.8 million in fiscal 2008.

Rental Expense

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Rental expense	$48,328	$47,266	$1,062	2.2%

Rental expense increased by $1.1 million, or 2.2%, to $48.3 million in fiscal 2009 compared with $47.3 million in fiscal 2008, as a result of lease amendments and renewals. These expenses are fully reimbursed by our tenant under the master lease agreements, and are reflected in Base rents, which is a component of Total revenues.

Common Area Maintenance Expenses

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Common area maintenance expenses	$42,799	$39,800	$2,999	7.5%

Common area maintenance expenses increased by $3.0 million, or 7.5%, to $42.8 million in fiscal 2009 compared with $39.8 million in fiscal 2008. The increase was primarily due to an increase in real estate taxes of $2.8 million. These expenses are fully reimbursed by our tenant under the TRU Propco I Master Lease, and are reflected in Tenant reimbursements, which is a component of Total revenues.

Other Operating Expenses

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Other operating expenses	$8,433	$7,333	$1,100	15.0%

Other operating expenses increased by $1.1 million, or 15.0%, to $8.4 million in fiscal 2009 compared with $7.3 million in fiscal 2008. The increase was primarily due to professional fees of approximately $1.1 million incurred in connection with the preparation of offering documents and the Form S-4 registration statement related to the Notes.

Interest Expense, net

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Interest expense, net	$88,313	$71,445	$16,868	23.6%

Interest expense, net increased by $16.9 million, or 23.6%, in fiscal 2009 to $88.3 million compared with $71.4 million in fiscal 2008. The increase was primarily due to the write-off of $7.9 million of deferred financing costs associated with the repayment of the loan balance under our senior unsecured credit agreement, as well as higher interest rates related to the issuance of the Notes by us on July 9, 2009. Refer to Note 6 to the Consolidated Financial Statements entitled “LONG-TERM DEBT” for a description of the refinancing of our debt in the current year.

Interest expense, net will increase in the future due to our issuance of the Notes on July 9, 2009. This increase will be partially offset by the repayment of approximately $1.3 billion under our senior unsecured credit agreement which bore an interest rate of either 3.00% plus LIBOR or 2% plus the higher of (i) 0.50% in excess of the overnight Federal funds rate and (ii) the prime lending rate.

Earnings from Discontinued Operations

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Earnings from discontinued operations	$3,621	$4,492	$(871)	(19.4)%

Earnings from discontinued operations decreased by $0.9 million, or 19.4%, to $3.6 million in fiscal 2009 compared with $4.5 million in fiscal 2008. The decrease is primarily due to the operations of the 11 sold properties and the 14 transferred properties (collectively, the “Transferred Properties”) being included in our operating results for the full fiscal year 2008, while the Transferred Properties were no longer included in the fiscal 2009 operating results after July 9, 2009.

Fiscal 2008 Compared with Fiscal 2007

Earnings from Continuing Operations

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Earnings from continuing operations	$56,770	$28,055	$28,715	102.4%

We generated earnings from continuing operations of $56.8 million in fiscal 2008 compared with $28.1 million in fiscal 2007. Earnings from continuing operations increased primarily due to a decrease in Interest expense, net of $28.3 million resulting from lower average interest rates in 2008.

Total Revenues

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Total revenues	$259,356	$255,431	$3,925	1.5%

Total revenues increased by $3.9 million, or 1.5%, to $259.4 million in fiscal 2008 from $255.4 million in fiscal 2007. The increase was due to an increase in Base rents of $1.8 million and increase of $2.1 million in tenant reimbursements of common area maintenance expense.

Depreciation

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Depreciation	$36,742	$37,249	$(507)	(1.4)%

Depreciation decreased by $0.5 million, or 1.4%, to $36.7 million in fiscal 2008 compared with $37.2 million in fiscal 2007.

Rental Expense

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Rental expense	$47,266	$47,281	$(15)	(0.0)%

Rental expense had a nominal decrease in fiscal 2008 compared with fiscal 2007. These expenses are fully reimbursed by our tenant under the Master Lease, and are reflected in Base rents, which is a component of Total revenues.

Common Area Maintenance Expenses

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Common area maintenance expenses	$39,800	$37,724	$2,076	5.5%

Common area maintenance expenses increased by $2.1 million, or 5.5%, to $39.8 million in fiscal 2008 compared with $37.7 million in fiscal 2007. The increase was primarily due to increased charges from our third party landlords for maintaining common areas shared with other tenants of $1.0 million at shopping centers and malls, and increased real estate taxes of $1.1 million. These expenses are fully reimbursed by our tenant under the Master Lease, and are reflected in Tenant reimbursements.

Other Operating Expenses

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Other operating expenses	$7,333	$5,399	$1,934	35.8%

Other operating expenses increased by $1.9 million, or 35.8%, to $7.3 million in fiscal 2008 compared with $5.4 million in fiscal 2007, and includes a loss on a sold property of $0.6 million.

Interest Expense, net

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Interest expense, net	$71,445	$99,723	$(28,278)	(28.4)%

Interest expense, net decreased by $28.3 million, or 28.4%, in fiscal 2008 to $71.4 million compared with $99.7 million in fiscal 2007, primarily due to lower average interest rates in fiscal 2008.

Liquidity and Capital Resources

Overview

As of January 30, 2010, we were in compliance with all of our covenants related to the Notes.

Our largest source of operating cash flows is cash collections from our lessees. In general, we utilize our cash to service debt, pay normal operating costs and, at the discretion of our board of directors and as permitted by the indenture governing the Notes, declare and pay dividends. We have been able to meet our cash needs principally by using cash on hand and cash flows from operations and we believe that cash generated from operations along with existing cash will be sufficient to fund expected cash flow requirements for the next twelve months.

Cash Flows

(In thousands)	Fiscal 2009	Fiscal 2008	Fiscal 2007
Net cash provided by operating activities	$78,438	$117,118	$68,336
Net cash provided by (used in) investing activities	171,629	(14,186)	—
Net cash used in financing activities	(225,360)	(102,786)	(68,259)

Net increase during period in cash and cash equivalents	$24,707	$146	$77

Cash Flows Provided by Operating Activities

Net cash provided by operating activities for fiscal 2009 was $78.4 million, a decrease of $38.7 million compared with fiscal 2008. The decrease in cash provided by operating activities was primarily due to a $15.6 million decrease in payments received from an affiliate in fiscal 2009, a decrease of $14.7 million in collections of base rent due to the timing of the rental payments received in fiscal 2009 as the amendment and restatement of the TRU Propco I Master Lease on July 9, 2009 changed the payment due date to the first of each month from payments in advance. Additionally, the decrease was also a result of higher interest payments of $7.1 million due to the higher average interest rate in fiscal 2009 resulting from our issuance of the Notes on July 9, 2009.

Net cash provided by operating activities for fiscal 2008 was $117.1 million, an increase of $48.8 million compared with fiscal 2007. The increase in cash provided by operating activities was primarily the result of lower interest payments of $38.8 million due to lower average interest rates, and increased collections of base rents of $12.4 million in fiscal 2008 compared with fiscal 2007 due to the timing of payments.

Cash Flows Provided by (Used in) Investing Activities

Net cash provided by investing activities for fiscal 2009 was $171.6 million, an increase of $185.8 million compared with fiscal 2008. The increase in net cash provided by investing activities was primarily due to the release of restricted cash of $112.8 million as a result of the repayment of the outstanding loan balance under our unsecured credit agreement and $58.8 million of proceeds received from the sale of Transferred Properties equal to their historical cost. Refer to Note 3 to the Consolidated Financial Statements entitled “LEASES” for further details.

Net cash used in investing activities for fiscal 2008 was $14.2 million compared with zero in fiscal 2007. The increase in net cash used in investing activities was due to an increase in restricted cash of $14.2 million. Pursuant to our $1.3 billion senior unsecured credit agreement, a portion of our rental income became restricted prior to our required monthly debt payments on the first day of each calendar month. After payment was made, the remaining cash became unrestricted.

Cash Flows Used in Financing Activities

Net cash used in financing activities for fiscal 2009 was $225.4 million, an increase of $122.6 million from fiscal 2008. The increase in net cash used in financing activities was primarily due to the repayment of $1.3 billion under our senior unsecured credit agreement. The increase was partially offset by the proceeds of $925 million received from the offering of our Notes (see Note 6 to the Consolidated Financial Statements entitled “LONG-TERM DEBT” for further details), Capital contributions of $141.9 million, Amounts received in excess of carrying values of the Transferred Properties of $65.6 million and a decrease of $64.2 million in distributions to TRU.

Net cash used in financing activities for fiscal 2008 was $102.8 million, an increase of $34.5 million from fiscal 2007. The increase in net cash used in financing activities was primarily due to increased distributions of $31.1 million to TRU (see Note 8 to the Consolidated Financial Statements entitled “MEMBER’S CAPITAL (DEFICIT)” for further details) and $3 million paid to our lenders to exercise an extension option under our former $1.3 billion senior unsecured credit agreement.

Debt

During fiscal 2009, we made the following change to our debt structure:

Senior Notes, due 2017 ($926 million at January 30, 2010)

On July 9, 2009, we completed the offering of $950 million aggregate principal amount of the Notes. The Notes were issued at a discount of $25 million which resulted in the receipt of proceeds of $925 million. The proceeds of $925 million from the offering of the Notes, together with $138 million of cash contributions from TRU, proceeds of $124 million from the sale of the Transferred Properties to Toys-Delaware, $99 million of restricted cash released from restrictions, and $1 million of cash on hand were used to repay the outstanding loan balance under our unsecured credit agreement of $1,267 million plus accrued interest of approximately $1 million and fees at closing of approximately $19 million. Total fees paid in connection with the sale of the Notes totaled approximately $23 million were deferred and will be expensed over the life of the Notes. As a result of the repayment of the unsecured credit agreement, we expensed approximately $8 million of deferred financing costs. While TRU contributed $138 million to assist with the refinancing of our outstanding debt in light of the importance to TRU of the Properties held by us, the Notes are solely our obligation and our subsidiaries (the “Guarantors”) and are not guaranteed by TRU or Toys-Delaware. At January 30, 2010, deferred financing expenses recorded for these notes were $21 million included in Debt issuance costs on our Consolidated Balance Sheets.

The Notes are guaranteed by the Guarantors, jointly and severally, fully and unconditionally, and the indenture governing the Notes contains covenants, including, among other things, covenants that restrict our ability and also that of our Guarantors to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments, create liens, and impose restrictions on the ability of the Guarantors to pay dividends or make other payments. The amount of our net assets that were subject to these restrictions was approximately $62 million as of January 30, 2010. The indenture governing the Notes also contains covenants that limit the ability of TRU to cause or permit Toys-Delaware to incur indebtedness or make restricted payments. These covenants are subject to a number of qualifications and limitations. The Notes may be redeemed, in whole or in part, at any time prior to July 15, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Notes will be redeemable, in whole or in part, at any time on or after July 15, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, we may redeem up to 35% of the Notes before July 15, 2012 with the net cash proceeds from certain equity offerings. Following specified kinds of changes of control with respect to us or TRU, we will be required to offer to purchase the Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to but not including the purchase date. Interest on the Notes is payable in cash semi-annually in arrears through maturity on January 15 and July 15 of each year, commencing on January 15, 2010.

Pursuant to a registration rights agreement that we entered into in connection with the offering of the Notes, we are required to use our reasonable efforts to file a registration statement with the Securities and Exchange Commission to register notes that would have substantially identical terms as the Notes, and consummate an exchange offer for such notes within 365 days after July 9, 2009. In the event we fail to meet the 365-day target or certain other conditions set forth in the registration rights agreement, the annual interest rate on the Notes would increase by 0.25%. The annual interest rate on the Notes would increase by an additional 0.25% for each subsequent 90-day period such target or conditions are not met, up to a maximum increase of 0.50%. On March 9, 2010 we filed Amendment No. 2 to Form S-4, a registration statement under the Securities Act of 1933. As of the date of this filing, this Form S-4 had not been declared effective.

Contractual Obligations and Commitments

Our contractual obligations consist mainly of payments related to Long-term debt and related interest, and operating leases related to real estate used in the operation of our business. The following table summarizes our contractual obligations associated with our long-term debt and other obligations as of January 30, 2010:

(In thousands)	Payments Due By Period
	Fiscal 2010	Fiscals 2011 & 2012	Fiscals 2013 & 2014	Fiscals 2015 and thereafter	Total
Net operating lease obligations	$43,091	$71,708	$48,951	$58,059	$221,809
Long-term debt	—	—	—	926,444	926,444
Interest payments	102,125	204,250	204,250	255,313	765,938

Total contractual obligations	$145,216	$275,958	$253,201	$1,239,816	$1,914,191

Obligations under our operating leases in the above table do not include contingent rent payments, payments for maintenance and insurance, or real estate taxes. The following table presents these expenses for fiscals 2009, 2008 and 2007:

(In thousands )	Fiscal 2009	Fiscal 2008	Fiscal 2007
Real estate taxes	$33,970	$32,313	$31,183
Maintenance and insurance	8,441	9,002	7,935
Contingent rent	636	549	614

Total	$43,047	$41,864	$39,732

CRITICAL ACCOUNTING POLICIES

Our Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Financial Accounting Standards Board (“FASB”) finalized the “FASB Accounting Standards Codification” (“Codification” or “ASC”), which is effective for periods ending on or after September 15, 2009. The ASC does not change how we account for our transactions or the nature of the related disclosures made. Any references to guidance issued by the FASB as discussed herein are to the ASC, in addition to the other legacy of standards.

We believe the following are our most critical accounting policies that include significant judgments and estimates used in the preparation of our Consolidated Financial Statements. We consider an accounting policy to be critical if it requires assumptions to be made that were uncertain at the time they were made, and if changes in these assumptions could have a material impact on our consolidated financial condition or results of operations.

Long-lived Asset Impairment

We evaluate the carrying value of all long-lived assets, which include land and buildings, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC Topic 360 (“ASC 360”), formerly SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This evaluation requires management to make judgments relating to an estimate of undiscounted future cash flows to determine whether an asset group is recoverable. If a long-lived asset group is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and its fair value. We estimate the fair value of an asset group using a valuation method such as discounted cash flows or market-based approach.

Revenue Recognition

Base rental revenue is reported on a straight-line basis over the non-cancelable terms of our respective leases. Straight-line rent receivable from affiliates as reported on the consolidated balance sheets represents rental income recognized in excess of rent payments actually received pursuant to the terms of the individual lease agreements. The leases also typically provide for tenant reimbursements of common area maintenance and other operating expenses and real estate taxes. Accordingly, revenues associated with tenant reimbursements are recognized in the period in which the expenses are incurred based upon the tenant lease provision. Management fees are recorded in the period earned. Ancillary and other property-related income, which includes the leasing of vacant space to temporary tenants, is recognized in the period earned. Lease termination fees are included in Base rents and recognized and earned upon termination of a tenant’s lease and relinquishment of space in which the Company has no further obligation to the tenant.

Deferred Rent

We recognize fixed minimum rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease starting at the date of possession, including the build-out period, and record the difference between the recognized rental expense and amounts payable under the leases as deferred rent liability.

Operating leases are recorded on a straight-line basis over the lease term. At the inception of a lease, we determine the lease term by assuming the exercise of renewal options that are reasonably assured if a significant economic penalty exists for not exercising such options. The expected lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

On August 2, 2009, we adopted ASC Topic 105 (“ASC 105”), formerly SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – A Replacement of FASB Statement No. 162.” ASC 105 establishes the FASB Accounting Standards Codification, which officially launched July 1, 2009, as the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the Codification. The Codification does not change how we account for our transactions or the nature of the related disclosures made. Any references to guidance issued by the FASB as discussed herein are to the Codification, in addition to the other legacy standards.

On May 3, 2009, we adopted ASC Topic 855 (“ASC 855”), formerly SFAS No. 165, “Subsequent Events.” ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This pronouncement is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. The adoption of ASC 855 did not have a material impact on the Consolidated Financial Statements.

On February 1, 2009, we adopted SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133,” which has been incorporated into the Codification under ASC Topic 815 (“ASC 815”). ASC 815 establishes the disclosure requirements for derivative instruments and for hedging activities with the intent to provide financial statement users with an enhanced understanding of the entity’s use of derivative instruments, the accounting of derivative instruments and related hedged items under Statement 133 and its related interpretations, and the effects of these instruments on the entity’s financial position, financial performance, and cash flows. Other than the enhanced disclosures, the adoption of the amendment to ASC 815 had no impact on the Consolidated Financial Statements. Refer to Note 7 to the Consolidated Financial Statements entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for further details.

In February 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements” (“ASU 2010-09”). The amendments remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. ASU 2010-09 was effective upon issuance. Its adoption did not have a material impact on the Consolidated Financial Statements.

On November 1, 2009, we adopted ASU No. 2009-05, “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value” (“ASU 2009-05”) which represents an update to ASC Topic 820 (“ASC 820”). ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This update is effective for the first reporting period (including interim periods) beginning after issuance. Refer to Note 1 to the Consolidated Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for the impact to the Consolidated Financial Statements and further details.

In April 2009, SFAS No. 107, “Disclosures about Fair Value of Financial Instruments” and Accounting Principles Board (“APB”) Opinion 28, “Interim Financial Reporting” were amended by FASB Staff Position (“FSP”) SFAS 107-1 and APB Opinion 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” and incorporated into the Codification under ASC Topic 825 (“ASC 825”) and ASC Topic 270 (“ASC 270”), respectively. These amendments enhance the consistency in financial reporting by increasing the frequency of fair value disclosures. We adopted the disclosure requirements for fair value of financial instruments, as prescribed by ASC 825 and ASC 270 on May 3, 2009. The adoption did not have a material impact on the Consolidated Financial Statements.

On February 1, 2009, we adopted the fair value guidance related to nonfinancial assets and liabilities, as prescribed by ASC 820, formerly SFAS No. 157, “Fair Value Measurements,” as amended by the following: FSP SFAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions,” FSP SFAS 157-2, “Effective Date of FASB Statement No. 157: Fair Value Measurements,” FSP SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active” and FSP SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” The guidance in the FSP’s discussed above are now codified under ASC 820. Assumptions made regarding the adoption of ASC 820 will impact any accounting standards that include fair value measurements. The adoption did not have a material impact on the Consolidated Financial Statements.

Refer to Note 12 to the Consolidated Financial Statements entitled “RECENT ACCOUNTING PRONOUNCEMENTS” for a discussion of other recent accounting pronouncements and their impact on our Consolidated Financial Statements.

Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, future financial or operational performance, anticipated cost savings, results of restructurings, cash flows generated from operating activities, anticipated developments, future financings, targets and future occurrences and trends.

These statements are subject to risks, uncertainties, and other factors, including, among others, competition in the retail industry, seasonality of Toys-Delaware’s business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we and Toys-Delaware conduct our business, Toys-Delaware’s ability to implement its strategy, our, Toys-Delaware’s and TRU’s respective substantial level of indebtedness and related debt-service obligations and the covenants in their and our respective debt agreements, availability of adequate financing to us, Toys-Delaware and TRU, Toys-Delaware’s dependence on key vendors of merchandise, international events affecting the delivery of toys and other products to Toys-Delaware’s stores, and such risks, uncertainties and factors associated with ours, Toys-Delaware’s and TRU’s business. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

Item 3. Schedule III – Real Estate and Accumulated Depreciation as of January 30, 2010

TOYS “R” US PROPERTY COMPANY I, LLC

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION (in thousands)

January 30, 2010

DESCRIPTION		INITIAL COST TO COMPANY				GROSS AMOUNT AT WHICH CARRIED AT JANUARY 30, 2010
	ENCUMBRANCES	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ADJUSTMENTS TO INITIAL COST	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ACCUMULATED DEPRECIATION	DATE OF ACQUISITION	LIFE ON WHICH DEPRECIATION IN LATEST INCOME STATEMENT IS COMPUTED
Retail Properties
BRU Pinedale(Fresno), CA	None	2,004	2,744	4,748	0	2,004	2,744	4,748	(702)	12/9/2005	0 to 50 YEARS
BRU Hazlewood, MO	None	1,201	2,740	3,941	0	1,201	2,740	3,941	(318)	12/9/2005	0 to 50 YEARS
BRU Colorado Springs, CO	None	2,679	1,448	4,127	0	2,679	1,448	4,127	(289)	12/9/2005	0 to 50 YEARS
BRU Fairfield, CA	None	950	5,578	6,528	(952)	950	4,626	5,576	(1,928)	12/9/2005	0 to 50 YEARS
BRU Serramonte, CA	None	400	4,112	4,512	(1,223)	400	2,889	3,289	(2,002)	12/9/2005	0 to 50 YEARS
BRU Wichita, KS	None	1,448	2,164	3,612	(275)	1,448	1,889	3,337	(789)	12/9/2005	0 to 50 YEARS
TRU Combo - Aramingo, PA	None	990	4,213	5,203	0	990	4,213	5,203	(2,208)	7/21/2005	0 to 50 YEARS
TRU Lancaster, PA	None	748	5,284	6,032	0	748	5,284	6,032	(2,350)	7/21/2005	0 to 50 YEARS
TRU Combo - Covina, CA	None	8	6,299	6,307	0	8	6,299	6,307	(2,128)	12/9/2005	0 to 50 YEARS
TRU Combo - Bakersfield, CA	None	1,223	4,044	5,267	0	1,223	4,044	5,267	(1,851)	12/9/2005	0 to 50 YEARS
TRU Combo - W. Las Vegas, NV	None	1,095	3,631	4,726	0	1,095	3,631	4,726	(1,985)	12/9/2005	0 to 50 YEARS
TRU Combo - Ventura, CA	None	2,015	4,434	6,449	0	2,015	4,434	6,449	(2,092)	12/9/2005	0 to 50 YEARS
TRU Combo - Puente Hills, CA	None	1,600	4,596	6,196	0	1,600	4,596	6,196	(2,135)	12/9/2005	0 to 50 YEARS
TRU Lancaster, CA	None	3,771	12,638	16,409	0	3,771	12,638	16,409	(5,032)	12/9/2005	0 to 50 YEARS
TRU Combo - Victorville, CA	None	873	3,442	4,315	0	873	3,442	4,315	(1,445)	12/9/2005	0 to 50 YEARS
TRU Combo - Oceanside, CA	None	971	2,454	3,425	0	971	2,454	3,425	(1,379)	12/9/2005	0 to 50 YEARS
TRU Combo - Santa Maria, CA	None	1,205	2,467	3,672	0	1,205	2,467	3,672	(1,027)	12/9/2005	0 to 50 YEARS
TRU N. Tucson, AZ	None	2,407	2,662	5,069	0	2,407	2,662	5,069	(1,255)	12/9/2005	0 to 50 YEARS
TRU Hawthorne, CA	None	5,163	3,096	8,259	0	5,163	3,096	8,259	(1,250)	12/9/2005	0 to 50 YEARS
TRU Yuma, AZ	None	789	997	1,786	0	789	997	1,786	(327)	12/9/2005	0 to 50 YEARS
TRU Combo - Arrowhead, AZ	None	733	1,976	2,709	0	733	1,976	2,709	(722)	12/9/2005	0 to 50 YEARS
TRU Combo - Porter Ranch, CA	None	0	5,824	5,824	0	0	5,824	5,824	(1,597)	12/9/2005	0 to 50 YEARS
TRU Combo - Visalia, CA	None	2,774	2,341	5,115	0	2,774	2,341	5,115	(847)	12/9/2005	0 to 50 YEARS
TRU Combo - Salt Lake City, UT	None	1,804	3,937	5,741	0	1,804	3,937	5,741	(1,595)	12/9/2005	0 to 50 YEARS
TRU Orem, UT	None	968	2,490	3,458	0	968	2,490	3,458	(990)	12/9/2005	0 to 50 YEARS
TRU San Jose, CA	None	3,507	4,587	8,094	0	3,507	4,587	8,094	(2,015)	12/9/2005	0 to 50 YEARS
TRU Combo - Santa Rosa, CA	None	931	3,899	4,830	0	931	3,899	4,830	(2,047)	12/9/2005	0 to 50 YEARS
TRU Salinas, CA	None	768	3,210	3,978	0	768	3,210	3,978	(1,688)	12/9/2005	0 to 50 YEARS
TRU Chico, CA	None	1,200	2,392	3,592	0	1,200	2,392	3,592	(1,022)	12/9/2005	0 to 50 YEARS
TRU Medford, OR	None	906	2,092	2,998	0	906	2,092	2,998	(691)	12/9/2005	0 to 50 YEARS
TRU Combo - Clovis, CA	None	2,557	3,453	6,010	0	2,557	3,453	6,010	(714)	12/9/2005	0 to 50 YEARS
TRU Combo - Roseville, CA	None	744	2,905	3,649	0	744	2,905	3,649	(1,084)	12/9/2005	0 to 50 YEARS
TRU Combo - San Mateo, CA	None	3,511	4,475	7,986	0	3,511	4,475	7,986	(1,449)	12/9/2005	0 to 50 YEARS
TRU Combo - South Bend, IN	None	267	2,406	2,673	0	267	2,406	2,673	(1,344)	12/9/2005	0 to 50 YEARS
TRU Combo - Matteson, IL	None	1,135	3,772	4,907	0	1,135	3,772	4,907	(1,843)	12/9/2005	0 to 50 YEARS
TRU Combo - Lafayette, IN	None	797	2,627	3,424	0	797	2,627	3,424	(1,171)	12/9/2005	0 to 50 YEARS
TRU Vernon Hills, IL	None	1,152	4,369	5,521	0	1,152	4,369	5,521	(2,044)	12/9/2005	0 to 50 YEARS
TRU Combo - Janesville, WI	None	873	1,432	2,305	0	873	1,432	2,305	(650)	12/9/2005	0 to 50 YEARS
TRU Geoffrey - Green Bay, WI	None	457	2,830	3,287	0	457	2,830	3,287	(1,117)	12/9/2005	0 to 50 YEARS
TRU Combo - Cedar Rapids, IA	None	988	4,565	5,553	0	988	4,565	5,553	(1,928)	12/9/2005	0 to 50 YEARS
TRU Combo - Maplewood, MN	None	830	3,556	4,386	(55)	775	3,556	4,331	(1,541)	12/9/2005	0 to 50 YEARS
TRU Rochester, MN	None	1,279	1,830	3,109	0	1,279	1,830	3,109	(741)	12/9/2005	0 to 50 YEARS
TRU St. Cloud, MN	None	946	1,571	2,517	0	946	1,571	2,517	(590)	12/9/2005	0 to 50 YEARS
TRU Combo - Champaign, IL	None	728	3,122	3,850	0	728	3,122	3,850	(1,229)	12/9/2005	0 to 50 YEARS
TRU Waterloo, IA	None	709	1,685	2,394	0	709	1,685	2,394	(467)	12/9/2005	0 to 50 YEARS
TRU Combo - St. Charles, IL	None	1,157	2,667	3,824	0	1,157	2,667	3,824	(950)	12/9/2005	0 to 50 YEARS
TRU Combo - N. Grand Rapids, MI	None	1,574	2,517	4,091	0	1,574	2,517	4,091	(1,090)	12/9/2005	0 to 50 YEARS
TRU N. Bergen, NJ	None	1,707	5,523	7,230	0	1,707	5,523	7,230	(2,989)	12/9/2005	0 to 50 YEARS
TRU Freehold, NJ	None	2,345	4,134	6,479	0	2,345	4,134	6,479	(1,573)	12/9/2005	0 to 50 YEARS
TRU Riverhead, NY	None	2,532	1,755	4,287	0	2,532	1,755	4,287	(706)	12/9/2005	0 to 50 YEARS
TRU Combo - Kingston, NY	None	1,688	2,512	4,200	0	1,688	2,512	4,200	(904)	12/9/2005	0 to 50 YEARS
TRU Combo/KW Fairfax, VA	None	3,779	7,660	11,439	0	3,779	7,660	11,439	(2,768)	12/9/2005	0 to 50 YEARS
TRU Combo La Crosse, WI	None	1,999	2,944	4,943	0	1,999	2,944	4,943	(364)	12/9/2005	0 to 50 YEARS
TRU Combo - Humble, TX	None	1,182	2,756	3,938	0	1,182	2,756	3,938	(1,338)	12/9/2005	0 to 50 YEARS
TRU Combo - Baytown, TX	None	1,926	3,070	4,996	0	1,926	3,070	4,996	(1,488)	12/9/2005	0 to 50 YEARS

		INITIAL COST TO COMPANY				GROSS AMOUNT AT WHICH CARRIED AT JANUARY 30, 2010
DESCRIPTION	ENCUMBRANCES	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ADJUSTMENTS TO INITIAL COST	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ACCUMULATED DEPRECIATION	DATE OF ACQUISITION	LIFE ON WHICH DEPRECIATION IN LATEST INCOME STATEMENT IS COMPUTED
Retail Properties
TRU Combo -Baton Rouge, LA	None	1,196	3,061	4,257	0	1,196	3,061	4,257	(1,532)	12/9/2005	0 to 50 YEARS
TRU Combo - North Jackson, MS	None	2,019	3,064	5,083	0	2,019	3,064	5,083	(1,313)	12/9/2005	0 to 50 YEARS
TRU Combo - Galleria, TX	None	3,701	4,354	8,055	(736)	3,278	4,042	7,320	(1,710)	12/9/2005	0 to 50 YEARS
TRU Geoffrey - N. San Antonio, TX	None	2,232	3,481	5,713	0	2,232	3,481	5,713	(1,368)	12/9/2005	0 to 50 YEARS
TRU Combo - Houston, TX	None	1,847	3,165	5,012	0	1,847	3,165	5,012	(1,185)	12/9/2005	0 to 50 YEARS
TRU College Station, TX	None	742	1,565	2,307	0	742	1,565	2,307	(558)	12/9/2005	0 to 50 YEARS
TRU Combo - Woodlands, TX	None	1,134	2,077	3,211	0	1,134	2,077	3,211	(768)	12/9/2005	0 to 50 YEARS
TRU Combo - Katy, TX	None	1,972	2,203	4,175	0	1,972	2,203	4,175	(440)	12/9/2005	0 to 50 YEARS
TRU Combo - So. Portland, ME	None	1,220	3,228	4,448	0	1,220	3,228	4,448	(1,726)	12/9/2005	0 to 50 YEARS
TRU Combo - Waterford, CT	None	842	4,415	5,257	0	842	4,415	5,257	(2,281)	12/9/2005	0 to 50 YEARS
TRU Bangor, ME	None	1,010	4,865	5,875	0	1,010	4,865	5,875	(1,966)	12/9/2005	0 to 50 YEARS
TRU Nashua, NH	None	3,125	5,869	8,994	(39)	3,086	5,869	8,955	(3,098)	12/9/2005	0 to 50 YEARS
TRU Combo - Concord, NH	None	1,033	2,540	3,573	0	1,033	2,540	3,573	(966)	12/9/2005	0 to 50 YEARS
TRU Combo - Red Bird, TX	None	723	2,822	3,545	0	723	2,822	3,545	(1,627)	12/9/2005	0 to 50 YEARS
TRU Combo - Waco, TX	None	1,123	1,819	2,942	0	1,123	1,819	2,942	(874)	12/9/2005	0 to 50 YEARS
TRU Combo - Amarillo, TX	None	881	3,061	3,942	0	881	3,061	3,942	(1,416)	12/9/2005	0 to 50 YEARS
TRU Combo - Lubbock, TX	None	1,511	2,666	4,177	0	1,511	2,666	4,177	(1,208)	12/9/2005	0 to 50 YEARS
TRU Combo - Midland, TX	None	915	2,657	3,572	0	915	2,657	3,572	(1,133)	12/9/2005	0 to 50 YEARS
TRU Combo - Tyler, TX	None	1,943	2,680	4,623	0	1,943	2,680	4,623	(1,085)	12/9/2005	0 to 50 YEARS
TRU Killeen, TX	None	591	1,420	2,011	0	591	1,420	2,011	(474)	12/9/2005	0 to 50 YEARS
TRU Longview, TX	None	833	1,678	2,511	0	833	1,678	2,511	(545)	12/9/2005	0 to 50 YEARS
TRU Wichita Falls, TX	None	969	1,480	2,449	0	969	1,480	2,449	(489)	12/9/2005	0 to 50 YEARS
TRU Combo - Bossier, LA	None	672	1,896	2,568	0	672	1,896	2,568	(664)	12/9/2005	0 to 50 YEARS
TRU Combo - Tacoma, WA	None	1,518	3,233	4,751	0	1,518	3,233	4,751	(1,786)	12/9/2005	0 to 50 YEARS
TRU Combo - Eugene, OR	None	1,460	2,317	3,777	0	1,460	2,317	3,777	(1,075)	12/9/2005	0 to 50 YEARS
TRU Combo - Salem, OR	None	1,189	2,863	4,052	0	1,189	2,863	4,052	(1,406)	12/9/2005	0 to 50 YEARS
TRU Combo - Silverdale, WA	None	1,208	2,958	4,166	0	1,208	2,958	4,166	(1,241)	12/9/2005	0 to 50 YEARS
TRU Combo - Boise, ID	None	1,787	2,718	4,505	0	1,787	2,718	4,505	(1,196)	12/9/2005	0 to 50 YEARS
TRU Combo - Olympia, WA	None	1,302	3,775	5,077	0	1,302	3,775	5,077	(1,571)	12/9/2005	0 to 50 YEARS
TRU Combo - Everett, WA	None	2,249	2,754	5,003	0	2,249	2,754	5,003	(1,309)	12/9/2005	0 to 50 YEARS
TRU Anchorage, AK	None	1,470	4,909	6,379	0	1,470	4,909	6,379	(1,679)	12/9/2005	0 to 50 YEARS
TRU Billings, MT	None	945	1,591	2,536	0	945	1,591	2,536	(546)	12/9/2005	0 to 50 YEARS
TRU Yakima, WA	None	474	2,097	2,571	(10)	474	2,087	2,561	(692)	12/9/2005	0 to 50 YEARS
TRU Combo - Spokane Valley, WA	None	1,262	2,205	3,467	0	1,262	2,205	3,467	(769)	12/9/2005	0 to 50 YEARS
TRU Bailey's Crossroads, VA	None	669	4,642	5,311	0	669	4,642	5,311	(2,480)	12/9/2005	0 to 50 YEARS
TRU Deptford, NJ	None	580	3,906	4,486	0	580	3,906	4,486	(2,085)	12/9/2005	0 to 50 YEARS
TRU Atlantic City, NJ	None	1,499	6,937	8,436	0	1,499	6,937	8,436	(3,016)	12/9/2005	0 to 50 YEARS
TRU Combo - Lynchburg, VA	None	912	2,748	3,660	0	912	2,748	3,660	(1,130)	12/9/2005	0 to 50 YEARS
TRU Combo - Charlottsville, VA	None	697	2,653	3,350	0	697	2,653	3,350	(1,166)	12/9/2005	0 to 50 YEARS
TRU Combo - Woodbridge, VA	None	3,105	3,721	6,826	0	3,105	3,721	6,826	(1,200)	12/9/2005	0 to 50 YEARS
TRU Combo - Chesapeake, VA	None	2,138	2,463	4,601	0	2,138	2,463	4,601	(856)	12/9/2005	0 to 50 YEARS
TRU Danville, VA	None	713	1,513	2,226	0	713	1,513	2,226	(455)	12/9/2005	0 to 50 YEARS
TRU Combo - N. Richmond, VA	None	696	3,187	3,883	0	696	3,187	3,883	(1,833)	12/9/2005	0 to 50 YEARS
TRU S. Richmond, VA	None	1,225	2,671	3,896	0	1,225	2,671	3,896	(787)	12/9/2005	0 to 50 YEARS
TRU Combo - Clarksburg, WV	None	9	842	851	0	9	842	851	(469)	12/9/2005	0 to 50 YEARS
TRU Combo - Wilmington, NC	None	1,130	2,968	4,098	0	1,130	2,968	4,098	(1,342)	12/9/2005	0 to 50 YEARS
TRU Combo - Greenville, NC	None	978	2,599	3,577	0	978	2,599	3,577	(1,080)	12/9/2005	0 to 50 YEARS
TRU Miami Int'l, FL	None	1,778	3,357	5,135	0	1,778	3,357	5,135	(1,779)	12/9/2005	0 to 50 YEARS
TRU Combo - Cutler Ridge, FL	None	2,153	2,493	4,646	0	2,153	2,493	4,646	(1,279)	12/9/2005	0 to 50 YEARS
TRU Combo - Palm Beach Gardens, FL	None	2,980	3,517	6,497	0	2,980	3,517	6,497	(1,273)	12/9/2005	0 to 50 YEARS
TRU Combo - Boynton Beach, FL	None	2,664	1,552	4,216	0	2,664	1,552	4,216	(659)	12/9/2005	0 to 50 YEARS
TRU Combo - Daytona Beach, FL	None	612	2,415	3,027	0	612	2,415	3,027	(1,176)	12/9/2005	0 to 50 YEARS
TRU Combo - Altamonte Springs, FL	None	1,716	3,520	5,236	0	1,716	3,520	5,236	(2,078)	12/9/2005	0 to 50 YEARS
TRU Combo - S. Orlando, FL	None	2,555	3,038	5,593	0	2,555	3,038	5,593	(1,491)	12/9/2005	0 to 50 YEARS
TRU Combo - Clearwater, FL	None	975	2,763	3,738	0	975	2,763	3,738	(1,531)	12/9/2005	0 to 50 YEARS
TRU Combo - Bradenton, FL	None	1,976	3,404	5,380	0	1,976	3,404	5,380	(1,688)	12/9/2005	0 to 50 YEARS
TRU Combo - Lakeland, FL	None	2,260	3,107	5,367	0	2,260	3,107	5,367	(1,542)	12/9/2005	0 to 50 YEARS
TRU Combo - Stuart, FL	None	2,316	2,981	5,297	0	2,316	2,981	5,297	(1,359)	12/9/2005	0 to 50 YEARS

		INITIAL COST TO COMPANY				GROSS AMOUNT AT WHICH CARRIED AT JANUARY 30, 2010
DESCRIPTION	ENCUMBRANCES	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ADJUSTMENTS TO INITIAL COST	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ACCUMULATED DEPRECIATION	DATE OF ACQUISITION	LIFE ON WHICH DEPRECIATION IN LATEST INCOME STATEMENT IS COMPUTED
Retail Properties
TRU Combo -New Port Richey, FL	None	1,000	2,638	3,638	0	1,000	2,638	3,638	(1,169)	12/9/2005	0 to 50 YEARS
TRU Combo - Ocala, FL	None	1,613	2,729	4,342	0	1,613	2,729	4,342	(1,160)	12/9/2005	0 to 50 YEARS
TRU Combo - Port Charlotte, FL	None	2,717	1,820	4,537	0	2,717	1,820	4,537	(761)	12/9/2005	0 to 50 YEARS
TRU Combo - Melbourne, FL	None	1,705	2,288	3,993	0	1,705	2,288	3,993	(947)	12/9/2005	0 to 50 YEARS
TRU Combo - Brandon, FL	None	2,110	3,351	5,461	0	2,110	3,351	5,461	(1,270)	12/9/2005	0 to 50 YEARS
TRU Panama City, FL	None	1,596	2,619	4,215	0	1,596	2,619	4,215	(795)	12/9/2005	0 to 50 YEARS
TRU Combo - Naples, FL	None	1,756	2,050	3,806	0	1,756	2,050	3,806	(731)	12/9/2005	0 to 50 YEARS
TRU Combo - Savannah, GA	None	1,406	1,916	3,322	0	1,406	1,916	3,322	(979)	12/9/2005	0 to 50 YEARS
TRU Combo - Charleston, SC	None	1,383	2,083	3,466	0	1,383	2,083	3,466	(1,072)	12/9/2005	0 to 50 YEARS
TRU Combo - Augusta, GA	None	559	2,624	3,183	0	559	2,624	3,183	(1,382)	12/9/2005	0 to 50 YEARS
TRU Cobb County, GA	None	1,632	3,689	5,321	0	1,632	3,689	5,321	(1,903)	12/9/2005	0 to 50 YEARS
TRU Combo - Chattanooga, TN	None	1,311	2,235	3,546	0	1,311	2,235	3,546	(1,074)	12/9/2005	0 to 50 YEARS
TRU Combo - Florence, SC	None	683	3,369	4,052	0	683	3,369	4,052	(1,474)	12/9/2005	0 to 50 YEARS
TRU Combo - S. Columbia, SC	None	2,037	4,134	6,171	0	2,037	4,134	6,171	(1,694)	12/9/2005	0 to 50 YEARS
TRU Combo - Anderson, SC	None	1,017	3,876	4,893	0	1,017	3,876	4,893	(1,578)	12/9/2005	0 to 50 YEARS
TRU Combo - Asheville, NC	None	2,231	2,700	4,931	0	2,231	2,700	4,931	(1,040)	12/9/2005	0 to 50 YEARS
TRU Combo - Belleville, TN	None	1,923	1,969	3,892	0	1,923	1,969	3,892	(831)	12/9/2005	0 to 50 YEARS
TRU Combo - Athens, GA	None	622	2,116	2,738	0	622	2,116	2,738	(831)	12/9/2005	0 to 50 YEARS
TRU Alpharetta, GA	None	2,110	3,834	5,944	0	2,110	3,834	5,944	(1,514)	12/9/2005	0 to 50 YEARS
TRU Tupelo, MS	None	481	1,983	2,464	0	481	1,983	2,464	(635)	12/9/2005	0 to 50 YEARS
TRU Warner Robins, GA	None	580	1,472	2,052	0	580	1,472	2,052	(458)	12/9/2005	0 to 50 YEARS
TRU Rome, GA	None	361	1,410	1,771	0	361	1,410	1,771	(469)	12/9/2005	0 to 50 YEARS
TRU Combo - Douglasville, GA	None	3,001	3,169	6,170	0	3,001	3,169	6,170	(897)	12/9/2005	0 to 50 YEARS
TRU Jackson, TN	None	554	1,971	2,525	0	554	1,971	2,525	(646)	12/9/2005	0 to 50 YEARS
TRU Combo - Murfreeboro, TN	None	981	2,096	3,077	0	981	2,096	3,077	(605)	12/9/2005	0 to 50 YEARS
TRU Geoffrey - Jefferson, KY	None	989	3,410	4,399	0	989	3,410	4,399	(1,603)	12/9/2005	0 to 50 YEARS
TRU Geoffrey - Dixie Hwy, KY	None	0	3,750	3,750	0	0	3,750	3,750	(2,331)	12/9/2005	0 to 50 YEARS
TRU Combo - Washington, IN	None	549	2,801	3,350	0	549	2,801	3,350	(1,384)	12/9/2005	0 to 50 YEARS
TRU Combo - Bowling Green, KY	None	623	2,096	2,719	0	623	2,096	2,719	(927)	12/9/2005	0 to 50 YEARS
TRU Geoffrey - Clarksville, IN	None	601	3,146	3,747	0	601	3,146	3,747	(1,222)	12/9/2005	0 to 50 YEARS
TRU Combo - Terre Haute, IN	None	703	2,099	2,802	0	703	2,099	2,802	(922)	12/9/2005	0 to 50 YEARS
TRU Marion, IL	None	478	1,583	2,061	0	478	1,583	2,061	(637)	12/9/2005	0 to 50 YEARS
TRU Combo - Muncie, IN	None	0	3,074	3,074	0	0	3,074	3,074	(878)	12/9/2005	0 to 50 YEARS
TRU Combo - Clarence, NY	None	772	3,015	3,787	(59)	712	3,015	3,727	(1,528)	12/9/2005	0 to 50 YEARS
TRU Combo - Hamburg, NY	None	1,421	3,211	4,632	0	1,421	3,211	4,632	(1,636)	12/9/2005	0 to 50 YEARS
TRU Combo - Livonia, MI	None	249	3,393	3,642	0	249	3,393	3,642	(1,965)	12/9/2005	0 to 50 YEARS
TRU Roseville, MI	None	1,525	6,451	7,976	0	1,525	6,451	7,976	(4,535)	12/9/2005	0 to 50 YEARS
TRU Dearborn, MI	None	1,315	5,176	6,491	0	1,315	5,176	6,491	(2,855)	12/9/2005	0 to 50 YEARS
TRU Pontiac, MI	None	914	3,723	4,637	0	914	3,723	4,637	(1,883)	12/9/2005	0 to 50 YEARS
TRU Combo - Novi, MI	None	1,131	4,411	5,542	0	1,131	4,411	5,542	(2,183)	12/9/2005	0 to 50 YEARS
TRU Combo - Port Huron, MI	None	1,031	2,658	3,689	0	1,031	2,658	3,689	(992)	12/9/2005	0 to 50 YEARS
TRU East Lansing, MI	None	0	3,204	3,204	0	0	3,204	3,204	(609)	12/9/2005	0 to 50 YEARS
TRU Combo - Overland Park, KS	None	1,153	3,353	4,506	0	1,153	3,353	4,506	(1,642)	12/9/2005	0 to 50 YEARS
TRU Combo - Ferguson, MO	None	1,839	3,702	5,541	0	1,839	3,702	5,541	(1,639)	12/9/2005	0 to 50 YEARS
TRU Combo - East Wichita, KS	None	2,752	2,409	5,161	0	2,752	2,409	5,161	(1,059)	12/9/2005	0 to 50 YEARS
TRU Combo - South County, MO	None	3,206	3,015	6,221	0	3,206	3,015	6,221	(1,267)	12/9/2005	0 to 50 YEARS
TRU Combo - Joplin, MO	None	838	2,472	3,310	0	838	2,472	3,310	(1,014)	12/9/2005	0 to 50 YEARS
TRU Combo - Omaha II, NE	None	1,031	2,220	3,251	0	1,031	2,220	3,251	(871)	12/9/2005	0 to 50 YEARS

		INITIAL COST TO COMPANY				GROSS AMOUNT AT WHICH CARRIED AT JANUARY 30, 2010
DESCRIPTION	ENCUMBRANCES	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ADJUSTMENTS TO INITIAL COST	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ACCUMULATED DEPRECIATION	DATE OF ACQUISITION	LIFE ON WHICH DEPRECIATION IN LATEST INCOME STATEMENT IS COMPUTED
Retail Properties
TRU Lincoln, NE	None	777	1,868	2,645	0	777	1,868	2,645	(688)	12/9/2005	0 to 50 YEARS
TRU Combo - Colorado Springs, CO	None	2,521	3,504	6,025	0	2,521	3,504	6,025	(1,483)	12/9/2005	0 to 50 YEARS
TRU Council Bluffs, IA	None	709	1,492	2,201	0	709	1,492	2,201	(483)	12/9/2005	0 to 50 YEARS
TRU Geoffrey - Jacksonville, NC	None	0	4,991	4,991	0	0	4,991	4,991	(738)	12/9/2005	0 to 50 YEARS
TRU Combo - Binghamton, NY	None	1,336	4,419	5,755	0	1,336	4,419	5,755	(2,003)	12/9/2005	0 to 50 YEARS
TRU Combo - Willowbrook, TX	None	1,416	3,942	5,358	0	1,416	3,942	5,358	(2,037)	12/9/2005	0 to 50 YEARS
TRU Combo - Okla City, OK	None	1,053	3,430	4,483	0	1,053	3,430	4,483	(1,747)	12/9/2005	0 to 50 YEARS
TRU Combo - Marlow Heights, MD	None	4,024	3,496	7,520	0	4,024	3,496	7,520	(636)	12/9/2005	0 to 50 YEARS
TRU Combo - Owings Mills, MD	None	4,572	7,003	11,575	0	4,572	7,003	11,575	(2,664)	12/9/2005	0 to 50 YEARS
TRU Combo - Columbia, MD	None	2,455	5,252	7,707	0	2,455	5,252	7,707	(2,052)	12/9/2005	0 to 50 YEARS
TRU Combo - Salisbury, MD	None	706	3,442	4,148	0	706	3,442	4,148	(575)	12/9/2005	0 to 50 YEARS
Distribution Centers / Warehouses
TRU Stockton, CA Whse	None	2,110	33,443	35,553	0	2,110	33,443	35,553	(10,142)	12/9/2005	0 to 50 YEARS
TRU Atlanta, GA Whse	None	4,955	37,309	42,264	0	4,955	37,309	42,264	(9,483)	12/9/2005	0 to 50 YEARS
TRU Frederick, MD Whse	None	814	21,003	21,817	0	814	21,003	21,817	(6,001)	12/9/2005	0 to 50 YEARS
Corporate Headquarters
CORP SSC PointView - Wayne HQ	None	35,625	88,449	124,074	224	35,625	88,673	124,298	(8,031)	7/21/2005	0 to 50 YEARS

TOTAL		$286,989	$723,966	$1,010,955	$(3,125)	$286,412	$721,418	$1,007,830	$(263,498)

Reconciliations of gross amount at which assets are carried for the three fiscal years ended 2009, 2008 and 2007 are as follows:

	Fiscal Year (in thousands)
	2009	2008	2007
Balance at beginning of year:	$1,064,208	$1,071,024	$1,070,257
Additions during year:
Property Transfers			838
Deductions during year:
Cost of real estate sold	(56,323)
Write-down on property		(2,729)
Other Asset Disposals (1)	(55)	(4,087)	(71)

Balance at close of fiscal year	$1,007,830	$1,064,208	$1,071,024

Reconciliations of accumulated depreciation/ amortization for the three fiscal years ended 2009, 2008 and 2007 are as follows:

	Fiscal Year (in thousands)
	2009	2008	2007
Balance at beginning of year	$258,743	$238,716	$216,373
Additions during year:
Provision for depreciation	20,916	23,487	22,414
Deductions during year:
Accumulated depreciation on real estate sold	(16,161)
Other Asset Disposals (1)		(3,460)	(71)

Balance at close of fiscal year	$263,498	$258,743	$238,716

(1)	Primarily represents retirements of minor alterations and assets disposed of in connection with store relocations.

The difference between the balances disclosed above and the Consolidated Financial Statements represents buildings and improvements located on ground leased properties.